Exhibit 3.17

MERCANTILE BANKSHARES CORPORATION

ARTICLES OF AMENDMENT

Mercantile Bankshares Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by striking out all of the first unnumbered paragraph of Article FIFTH and inserting in lieu thereof the following:

“FIFTH:  The total number of shares of stock which the Corporation has authority to issue is Two Hundred and Two Million (202,000,000) shares divided into Two Hundred Million (200,000,000) shares of common stock, par value Two Dollars ($2.00) per share, or an aggregate par value of Four Hundred Million Dollars ($400,000,000), and Two Million (2,000,000) shares of preferred stock without par value.”

SECOND:  The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation in the manner and by the vote required by law.

THIRD:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by foregoing amendment.

FOURTH:  (a)  The total number of shares of all classes of stock of the Corporation was authorized to issue immediately prior to the foregoing amendment, and the number and par value of the shares of each class were as follows:

One Hundred and Thirty Two Million (132,000,000) shares divided into One Hundred and Thirty Million (130,000,000) shares of common stock, par value of Two Dollars ($2.00) per share, or an aggregate par value of Two Hundred Sixty Million Dollars ($260,000,000), and Two Million (2,000,000) shares of preferred stock without par value.

(b)  The total number of shares of all classes of stock of the Corporation as increased by the foregoing amendment, and the number and par value of the shares of each class, are as follows:

Two Hundred and Two Million (202,000,000) shares divided into Two Hundred Million (200,000,000) shares of common stock, par value of Two Dollars ($2.00) per share, or an aggregate par value of Four Hundred Million Dollars ($400,000,000), and Two Million (2,000,000) shares of preferred stock without par value.

(c)  The aggregate par value of all shares of all classes of stock of the Corporation was authorized to issue immediately prior to the foregoing amendment was Two Hundred Sixty Million Dollars ($260,000,000).  The aggregate par value of all shares of all classes of authorized stock as increased by the foregoing amendment is Four Hundred Million Dollars ($400,000,000).

THE UNDERSIGNED, President of the Corporation, who executed on behalf of the Corporation these Articles of Amendment, hereby acknowledges these Articles of Amendment to be the act of the Corporation, and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein that are required to be verified under oath are true in all material respects, under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of May 19, 2006.

ATTEST:		MERCANTILE BANKSHARES CORPORATION

/s/ John L. Unger	By:	/s/ Edward J. Kelly, III
John L. Unger		Edward J. Kelly, III
Secretary		President